                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                           ANABOLIC LABORATORIES, INC.

                                     "BUYER"



                        HEALTH FACTORS INTERNATIONAL INC.

                                    "SELLER"



                                       AND

                             TWIN LABORATORIES INC.

                                    "PARENT"







                                  MAY 22, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1. SALE AND TRANSFER OF ASSETS............................................     2

   1.1      ASSETS........................................................     2
   1.2      NO ASSUMPTION OF LIABILITIES..................................     2
   1.3      CLOSING.......................................................     3
   1.4      PURCHASE PRICE................................................     3
   1.5      PURCHASE PRICE ALLOCATION.....................................     3

2. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT....................     3

   2.1      ORGANIZATION AND GOOD STANDING................................     3
   2.2      AUTHORIZATION.................................................     4
   2.3      ACQUIRED ASSETS...............................................     4
   2.4      PROPRIETARY RIGHTS............................................     4
   2.5      NO CONFLICT OR VIOLATION......................................     5
   2.6      CONSENTS......................................................     5
   2.7      LABOR AND EMPLOYMENT MATTERS..................................     5
   2.8      LITIGATION....................................................     6
   2.9      CERTAIN CONTRACTS.............................................     6
   2.10     COMPLIANCE WITH APPLICABLE LAW................................     7
   2.11     LICENSES......................................................     7
   2.12     INSIDER INTERESTS.............................................     8
   2.13     CUSTOMERS AND SUPPLIERS.......................................     8
   2.14     ENVIRONMENTAL MATTERS.........................................     8
   2.15     BROKERS.......................................................     9
   2.16     SOLVENCY......................................................     9
   2.17     ACCURACY OF INFORMATION.......................................    10
   2.18     DETERMINATION OF BOARD OF DIRECTORS...........................    10


3. REPRESENTATIONS AND WARRANTIES OF BUYER................................    10

   3.1      ORGANIZATION AND CORPORATE AUTHORITY..........................    10
   3.2      AUTHORIZATION.................................................    10
   3.3      NO CONFLICT OR VIOLATION......................................    11
   3.4      CONSENTS......................................................    11
   3.5      BROKERS.......................................................    11


4. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES...................    11

   4.1      CONFIDENTIALITY...............................................    11

   4.2      TAX MATTERS...................................................    11
   4.3      ACCESS TO RECORDS AND FILES...................................    12
   4.4      EMPLOYMENT....................................................    12
   4.5      WARN ACT......................................................    13
   4.6      RIGHTS IN "HEALTH FACTORS INTERNATIONAL\......................    13
   4.7      NON-SOLICITATION..............................................    14
   4.8      SUPPLY AGREEMENT..............................................    14
   4.9      ADDITIONAL COVENANTS..........................................    14
   4.10     FURTHER ASSURANCES............................................    14


5. SURVIVAL; INDEMNIFICATION..............................................    15

   5.1      SURVIVAL......................................................    15
   5.2      INDEMNIFICATION BY SELLER AND PARENT..........................    15
   5.3      INDEMNIFICATION BY BUYER......................................    16
   5.4      INDEMNIFICATION PROCEDURE.....................................    17
   5.5      PAYMENT.......................................................    18
   5.6      LIMITATIONS...................................................    18


6. DOCUMENTS TO BE DELIVERED AT CLOSING...................................    18

   6.1      CLOSING DOCUMENTS OF SELLER AND PARENT........................    18
   6.2      CLOSING DOCUMENTS OF BUYER....................................    19


7. MISCELLANEOUS..........................................................    20

   7.1      NOTICES.......................................................    20
   7.2      ASSIGNABILITY AND PARTIES IN INTEREST.........................    21
   7.3      GOVERNING LAW.................................................    21
   7.4      VENUE.........................................................    21
   7.5      COUNTERPARTS..................................................    21
   7.6      PUBLIC ANNOUNCEMENTS..........................................    21
   7.7      COMPLETE AGREEMENT............................................    21
   7.8      MODIFICATIONS, AMENDMENTS AND WAIVERS.........................    22
   7.9      HEADINGS; REFERENCES..........................................    22
   7.10     RULES OF CONSTRUCTION.........................................    22
   7.11     SEVERABILITY..................................................    22
   7.13     EXPENSES OF TRANSACTIONS......................................    23
   7.14     ATTORNEYS' FEES...............................................    23
   7.15     ENFORCEMENT OF THE AGREEMENT..................................    23

EXHIBITS
A.       Form of Real Estate Purchase and Sale Agreement
B.       Form of Bill of Sale
C.       Form of Supply Agreement


SCHEDULES
1.1(a)   Acquired Assets
1.1(b)   Excluded Assets
1.4      Amount due for Inventory
1.5      Purchase Price Allocation
2        Disclosure Schedule
2.1      Qualifications to do Business
2.3(a)   Liens
2.3(b)   Acquired Assets not at Facility
2.6      Consents
2.7      Employees
2.8      Litigation
2.9(a)   Seller Contracts
2.9(b)   Assigned Contracts
2.11     Licenses
2.13(a)  Customers
2.13(b)  Suppliers
2.14     Environmental
4.4      Employees to be Hired by Buyer

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of May 22, 2002, by and among Anabolic Laboratories, Inc., a California corporation ("BUYER"), Health Factors International Inc., a Delaware corporation ("SELLER"), and Twin Laboratories Inc., a Utah corporation and parent corporation of Seller ("PARENT").

         A. Seller is engaged in the business of manufacturing vitamins and other nutritional supplements (the "BUSINESS") at its facility located at 429 S. Siesta Lane, Tempe, Arizona 85281 (the "FACILITY").

         B. Parent owns all of the issued and outstanding shares of capital stock of Seller.

         C. Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller certain assets and rights of Seller on the terms and conditions set forth in this Agreement.

         D. Concurrent herewith, Seller and LeBruns, LLC, a Delaware limited liability company ("LEBRUNS"), are entering into a Real Estate Purchase and Sale Agreement, in the form attached hereto as Exhibit A, providing for the purchase of the Facility by LeBruns (the "REAL ESTATE PURCHASE AGREEMENT").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       SALE AND TRANSFER OF ASSETS.

         1.1      Assets.

                  (a) Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, on the date hereof (the "CLOSING DATE") Seller, pursuant to the Bill of Sale substantially in the form of Exhibit B (the "BILL OF SALE"), shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, all of Seller's rights, title and interest in the tangible assets and properties located at the Facility (other than the Facility and the Excluded Assets) including, without limitation, those assets listed on Schedule 1.1(a) (the "TANGIBLE ACQUIRED ASSETS") and certain rights or interests of Seller listed on Schedule 1.1(a) (together, with the Tangible Acquired Assets, the "ACQUIRED ASSETS").

                  (b) Excluded Assets. Seller is not selling, and Buyer is not purchasing, any of the assets of Seller listed on Schedule 1.1(b) (the "EXCLUDED ASSETS"), all of which shall be retained by Seller.

         1.2 No Assumption of Liabilities. It is understood and agreed that Buyer is not assuming, and will not be obligated or liable for, any direct or indirect debts, obligations or liabilities of Seller or Parent of any nature related to the Business, the Facility, the Acquired Assets or otherwise, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown, except for liabilities arising after the Closing Date under the Assigned Contracts (as defined in Section 2.9(a)).

         1.3 Closing. The closing of the sale and purchase of the Acquired Assets (the "CLOSING") will take place at 10:00 a.m., Pacific Time, on the Closing Date, at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614. At the Closing, Seller shall convey, transfer, assign, sell and deliver to Buyer the Acquired Assets, by delivery to Buyer of the Bill of Sale, and Buyer shall pay to Seller the Purchase Price as provided in Section 1.4.

         1.4 Purchase Price. The consideration to be paid by Buyer for the Acquired Assets (the "PURCHASE PRICE") is Seven Hundred Fifty Thousand Dollars ($750,000) which shall be paid by check or wire transfer of immediately available funds to the account designated in writing by Seller at least two business days prior to the Closing.

         1.5 Purchase Price Allocation. The Purchase Price will be allocated for tax purposes (the "ALLOCATION") in the manner set forth on Schedule 1.5. The Allocation will be used by the parties in preparing all applicable tax returns and shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transaction herein for tax purposes in accordance with the Allocation and shall not take any position or action inconsistent with the Allocation.

2.       REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.

         Each representation and warranty contained in this Article 2 is qualified by the disclosures made in the disclosure schedule attached hereto as
Schedule 2, which is arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article 2 (the "DISCLOSURE SCHEDULE"). This Article 2 and the Disclosure Schedule shall be read together as an integrated provision. Seller and Parent, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing, that:

         2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the Business as it is now being conducted, and to own, lease or operate the Acquired Assets. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified has not and could not reasonably be expected to have a material adverse effect on the business, operations, assets, results of operations or condition (financial or otherwise) of the Business, the Facility or the Acquired Assets or the ability of Seller to consummate the transactions contemplated hereby (a "MATERIAL ADVERSE EFFECT"). Schedule 2.1 lists all of the jurisdictions in which Seller is qualified to do business. No jurisdiction in which Seller is not qualified or licensed as a foreign corporation has demanded or requested in writing that it qualify or become licensed as a foreign corporation. Complete and accurate copies of the charter documents and bylaws of Seller, with all amendments thereto to the date hereof, have been furnished to Buyer or its representatives.

         2.2 Authorization. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to which Seller or Parent is a party executed in connection herewith (together with all other documents to be delivered in connection herewith or therewith to which Seller or Parent is a party, collectively, the "TRANSACTION DOCUMENTS") have been duly and validly approved by the Board of Directors of Seller and by Parent and no other corporate proceedings on the part of Seller or Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Seller or Parent is a party have been (or upon execution will have been) duly executed and delivered by Seller and Parent, have been effectively authorized by all necessary corporate action and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller and Parent, enforceable against the Seller and Parent in accordance with their respective terms.

         2.3 Acquired Assets.

                  (a) Ownership. Seller is the lawful owner of or has the right and title to use and transfer to Buyer each of the Tangible Acquired Assets. The Tangible Acquired Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances, legal or equitable claims of others and other claims of any kind (each a "LIEN"), except for the following: (i) liens for taxes not yet payable; or (ii) Liens listed on
Schedule 2.3(a). The delivery to Buyer of the Bill of Sale will vest good and marketable title to the Tangible Acquired Assets in Buyer, free and clear of all Liens. There are no outstanding contracts, agreements or arrangements of any nature obligating Seller or Parent to directly or indirectly transfer any of the Tangible Acquired Assets or rights or interests therein to any Person other than Buyer.

                  (b) Condition of the Tangible Acquired Assets. All of the Tangible Acquired Assets are in good operating condition and repair, ordinary wear and tear accepted. None of the Tangible Acquired Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as set forth on Schedule 2.3(b), all of the Tangible Acquired Assets are located at the Facility.

                  (c) Ownership of Seller. Parent is the record and beneficial owner of all of the issued and outstanding capital stock of Seller. There are no Contracts relating to the issuance, sale or transfer of any voting or other equity securities of Seller. For purposes of this Agreement, "CONTRACTS" means all contracts, agreements and other instruments and understanding of any kind, including without limitation, loan agreements, letters of credit, guarantees, notes, leases, employee plans, and all amendments, supplements, modifications, extensions or renewals in respect of the foregoing.

                  (d) Conformity to Applicable Law. To the knowledge of
Seller and Parent, the Tangible Acquired Assets conform in all respects with all applicable laws, rules and regulations applicable to such Tangible Acquired Assets.

         2.4 Proprietary Rights. Except as set forth on Schedule 2.4, Seller owns all right, title and interest in and to the service mark or trade name "Health Factors International". Seller shall convey, transfer, assign, sell and deliver to Buyer all of its right, title and interest in and to the formulations, processes and know-how used by Seller in manufacturing products at the Facility, to the extent owned by Seller, Parent or their affiliates (the "KNOW-HOW"). There are no outstanding Contracts to which Seller or Parent is a party of any nature obligating Seller or Parent to directly or indirectly transfer the service mark or trade name "Health Factors International," the Know-How, or rights or interests therein to any Person other than Buyer.

         2.5 No Conflict or Violation. The execution, delivery and performance by Seller and Parent of this Agreement and the other Transaction Documents to be delivered by Seller or Parent and the consummation of the transactions contemplated hereby and thereby do not: (i) violate or conflict with any provision of the charter documents or bylaws of Seller or Parent or any resolution adopted by the board of directors or stockholders of Seller or Parent; (ii) violate in any material respect any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Seller, Parent, the Acquired Assets or the Facility; (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty, premium or right of termination to arise or accrue under any Seller Contract (as hereinafter defined); or (iv) result in the creation or imposition of any Lien upon the Acquired Assets or the Facility.

         2.6 Consents. Schedule 2.6 lists all consents and notices required to be obtained or given by or on behalf of Seller or Parent in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (i) by law, rule, regulation or order of any Governmental Entity or (ii) by the provisions of any material contract to which Seller or Parent is a party or by which their respective properties are bound. All such consents have been duly obtained and are in full force and effect and all such notices have been given.

         2.7 Labor and Employment Matters. Schedule 2.7 lists all current employees of Seller, including the current title and current compensation of such employees. Except as disclosed on Schedule 2.7, there is no employment agreement, severance agreement, collective bargaining agreement or other labor or employment Contract to which Seller is a party or by which it is bound. Seller has complied in all material respects with all applicable laws, rules and regulations relating to employment and termination of employment of employees, including without limitation those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities and has withheld and paid to the appropriate Governmental Entities or is holding for payment not yet due to such Governmental Entities, all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no (i) unfair labor practice complaint or charge against Seller pending, or to the knowledge of Seller or Parent threatened, before the National Labor Relations Board or any other Governmental Entity; (ii) pending, or to the knowledge of Seller or Parent threatened, labor strike or other material labor trouble affecting Seller; (iii) material labor grievance pending, or to the knowledge of Seller or Parent threatened, against Seller; or (iv) pending, or to the knowledge of Seller or Parent threatened, representation question respecting the employees of Seller; or (v) employee or employment related claim or cause of action under any federal or state law, including any pending before any state or district court, the Equal

Employment Opportunity Commission or any state agency such as the Arizona Human Rights Commission. For purposes of this Agreement, "EMPLOYEES" includes employees, temporary employees, independent contractors and all other persons performing duties or functions for the Seller that would traditionally be considered to be those fulfilled by an employee.

         2.8 Litigation. Except as set forth on Schedule 2.8, there are no claims, actions, suits arbitrations, investigations or proceedings of any nature pending or, to the knowledge of Seller or Parent, threatened by or against Parent, Seller, the officers, directors, employees, agents of Seller, or any of their respective Affiliates involving, affecting or relating to the Acquired Assets or the transactions contemplated by this Agreement. No Acquired Asset is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity. For purposes of this Agreement, "AFFILIATE" shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933, as amended.

         2.9 Certain Contracts.

                  (a) Schedule 2.9(a) lists all material Contracts to which Seller or Parent is a party relating to, binding on or affecting any of the Acquired Assets or the ability for Seller and/or Parent to enter into this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, including, without limitation, all: (i) supply, distribution or other Contracts pursuant to which third parties are or will be entitled or obligated to purchase or use any of the Acquired Assets; (ii) real property leases or any subleases relating thereto; (iii) personal property leases or any subleases relating thereto; (iv) Contracts limiting or restraining any of Seller's employees from engaging or competing in any lines of business with any Person;
(v) any Contracts evidencing, securing or otherwise relating to any indebtedness in excess of $25,000 for which the Parent or the Seller has any direct or indirect debts, obligations or liabilities of any nature, and (vi) other Contracts affecting the ownership of, title to, use of or any leasehold or other interest in the Facility or the Acquired Assets (each a "SELLER CONTRACT," and collectively, the "SELLER CONTRACTS.") Schedule 2.9(b) lists all Seller Contracts to be assumed by Buyer upon the Closing (the "ASSIGNED CONTRACTS").

                  (b) Each Assigned Contract is valid, binding and enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights, and is in full force and effect. Seller or Parent, as the case may be, has performed all material obligations required to be performed by it under, and is not in material breach or in default of, any Seller Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default.

                  (c) To the knowledge of Seller or Parent, without any independent investigation, no other party to any Assigned Contract is in material breach or in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default.

                  (d) There are no material disputes with any party to any Assigned Contract, and to the knowledge of Seller or Parent, no party to any Assigned Contract has credibly threatened to cancel or terminate any Assigned Contract, whether as a result of the transactions contemplated by this Agreement or otherwise.

                  (e) To the knowledge of Seller or Parent, without any independent investigation, no party to any Assigned Contract has assigned any of its rights or delegated any of its duties under such Assigned Contract.

                  (f) Neither the execution and delivery by Seller or Parent of this Agreement, nor the consummation by Seller or Parent of the transactions contemplated herein in accordance with the terms hereof, in any material respect, violates, or conflicts with, or results in a breach of any provision of, or constitutes a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination or in a right of termination or cancellation of, or accelerates the performance required by, or results in the triggering of any payment obligations under, or results in the creation of any Lien upon any of the Acquired Assets under, or results in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Seller Contract.

                  (g) Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Assigned Contracts and a copy of every Material Notice received by Seller or Parent since January 1, 2001, with respect to any of the Seller Contracts. For purposes hereof, "MATERIAL NOTICE" means those notices alleging a breach of a Assigned Contract or intention to terminate or materially modify a Seller Contract, but does not include routine correspondence.

         2.10 Compliance with Applicable Law. The operations of Seller are being conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over it and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements relating to the Tangible Acquired Assets. Without limiting the foregoing, Seller has complied in all material respects with all requirements of the Occupational Safety and Health Act and its state law equivalents that apply to the Tangible Acquired Assets. Seller has not received any notice of any actual, alleged, possible or potential material violation of any such law, regulation, order or other legal requirement from any Governmental Authority, employee or third party, and to Seller's or Parent's knowledge no event has occurred nor any circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply in all material respects with, any such law, regulation, order or other legal requirement or may give rise to any obligation on the part of Seller to undertake or bear all or any portion of the cost of any remedial action of any nature.

         2.11 Licenses.

                  (a) Schedule 2.11 lists each material license, permit, certificate, franchise, authorization, or approval issued or granted by any Governmental Entity that relates to the Acquired Assets (each a "LICENSE," and collectively, "LICENSES") and such Licenses constitute all material Licenses required by law, rule or regulation to be obtained by Seller in connection with Seller's use of the Acquired Assets. as presently used and the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Seller has delivered to Buyer or its representatives true and complete copies of all the Licenses together with all amendments and modifications thereto. Schedule 2.11 identifies all Licenses that are not transferable to Buyer hereunder.

                  (b) Each License has been issued to, and duly obtained and fully paid for by Seller and is valid, in full force and effect and not subject to any pending or to the knowledge of Seller or Parent threatened, administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. Seller is not in violation in any material respect of any of the Licenses.

         2.12 Insider Interests. No officer, director or stockholder of Seller, or any Affiliate of any such Person, or to the knowledge of Seller or Parent, any family member of such individual persons, now has, or within the last year had, either directly or indirectly any ownership rights in or to any of the Acquired Assets.

         2.13 Customers and Suppliers.

                  (a) Major Customers and Suppliers. Schedule 2.13(a)(i) lists the ten largest customers of Seller, together with revenues to Seller from each such customer during the most recent complete fiscal year and the current fiscal year to March 31, 2002. Except for single purchase orders, Seller has no current Contracts with such customers. Schedule 2.13(a)(ii) lists the ten largest suppliers of Seller, together with payments to each supplier from Seller during the most recent complete fiscal year and the current fiscal year to March 31, 2002, and the scheduled termination dates of their current Contracts with Seller.

                  (b) No Notice of Termination. Except as set forth on
Schedule 2.13(b), none of such customers has given notice to Seller or Parent of its intention not to purchase product from Buyer, as a result of the sale of the Acquired Assets.

         2.14 Environmental Matters.

                  Notwithstanding anything to the contrary contained in this Agreement and except as disclosed on Schedule 2.14:

                  (a) Seller's ownership and operation of the Acquired
Assets and the Facility and Seller's operation of the East Fifth Street Property (as defined in Schedule 2.9(b)) comply and have at all times complied in all material respects with all applicable laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "ENVIRONMENTAL LAWS") and Seller has obtained and maintained in effect all material licenses, permits and other authorizations or registrations relating to its ownership and operation of the Acquired Assets, the Facility and the East Fifth Street Property required under all Environmental Laws (collectively "ENVIRONMENTAL PERMITS") and is in material compliance with all such Environmental Permits.

                  (b) Seller has not performed, failed to perform or, to the knowledge of Seller, suffered any act relating to its ownership or operation of the Acquired Assets, the Facility or the East Fifth Street Property which could reasonably be expected to give rise to, or has otherwise incurred, material liability relating to its ownership or operation of the Acquired Assets, the Facility or the East Fifth Street Property to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any other Environmental Laws, nor has it received notice of any such liability or any claim therefore.

                  (c) Other than products in quantities that would not reasonably be expected to present a material risk to health, safety or the environment or other commonly used products that are used or stored in compliance with Environmental Laws, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are presently defined in or otherwise presently subject to any applicable Environmental Law and collectively referred to herein as "HAZARDOUS MATERIALS") has been released, placed, disposed of or otherwise come to be located by Seller, Parent or any of their affiliates, or, to the knowledge of Seller or Parent, by, any third party, on, at, beneath or near any of the Acquired Assets, the Facility or the East Fifth Street Property such that Seller could be subject to material liability under any Environmental Laws.

                  (d) Seller's ownership and operation of the Acquired Assets, the Facility and the East Fifth Street Property has not exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

                  (e) Seller does not own or operate, and has never owned or operated, any aboveground or underground storage tanks on or about the Facility or the East Fifth Street Property.

                  (f) To the knowledge of Seller or Parent, with respect to the Acquired Assets, the Facility or the East Fifth Street Property , there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties.

                  (g) There are no pending or, to the knowledge of Seller or Parent threatened, administrative, judicial or regulatory proceedings, or, pending, or, to the knowledge of Seller or Parent threatened, actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Acquired Assets, the Facility or, to the knowledge of Seller or Parent, the East Fifth Street Property.

                  (h) Seller has delivered to Buyer copies of all written environmental assessments, audits, studies and other environmental reports in the possession of Seller or Parent or reasonably available to them relating to the Acquired Assets, the Facility or the East Fifth Street Property.

         2.15 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller or Parent.

         2.16 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Seller and Parent shall each be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Seller and Parent shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred by Seller and Parent in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller and Parent.

         2.17 Accuracy of Information. The descriptions set forth in the Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be complete and accurate records of such documents.

         2.18 Determination of Board of Directors. The Board of Directors of Parent has determined in good faith that the Purchase Price is the fair market value (as defined in the Indenture dated May 7, 1996 among Parent, certain guarantors and Fleet National Bank (the "INDENTURE")) for the Acquired Assets, that the Purchase Price (as defined in Section 2 of the Real Estate Purchase Agreement), is the fair market value (as defined in the Indenture) for the Facility and that the purchase price being paid for the inventory and work in process, pursuant to the Bill of Sale described in Section 6.1(c), is the fair market value (as defined in the Indenture).

3.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller and Parent, as of the date hereof and as of the Closing, that:

         3.1 Organization and Corporate Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate the Acquired Assets. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified has not and could not reasonably be expected to have a material adverse effect on the business, operations, assets, results of operations or condition (financial or otherwise) of its business. No jurisdiction in which Buyer is not qualified or licensed as a foreign corporation has demanded or requested in writing that it qualify or become licensed as a foreign corporation.

         3.2 Authorization. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Buyer is a party have been (or upon execution by Buyer will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary corporate action of Buyer and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         3.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Buyer or any resolution adopted by the board of directors or stockholders of Buyer; or (ii) violate in any material respect any provision or requirement of any domestic or foreign, federal, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

         3.4 Consents. No consents or notices are required to be obtained or given by or on behalf of Buyer in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

         3.5 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer.

4.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

         4.1 Confidentiality. For purposes hereof, Seller and Parent will keep the matters contemplated herein and all information provided by Buyer related to Buyer confidential, and will not provide information about such matters to any Person or use such information except to the extent (i) necessary to effect the transactions contemplated hereby or (ii) required under applicable law, valid subpoena or other court or governmental order, decree, regulation or rule. Buyer will keep the matters contemplated herein and all information provided by Seller and Parent related to Seller, Parent and the Business confidential, and will not provide information about such matters to any Person or use such information except to the extent (i) necessary to effect the transactions contemplated hereby or (ii) required under applicable law, valid subpoena or other court or governmental order, decree, regulation or rule. If information is disclosed pursuant to clause (ii) of either of the preceding two sentences, the disclosing party shall notify the other party as soon as reasonably practicable after such party becomes aware of the required disclosure. Buyer, Seller and Parent shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby.

         4.2 Tax Matters.

                  (a) Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes related to or attributable to the Acquired Assets or the Facility, will each retain and provide to the other party all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any such Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Buyer and Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all such Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date. For purposes of this Agreement, (i) "TAXES" means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes, plus applicable penalties and interest thereon; and "TAX RETURN" means all reports and returns required to be filed with respect to Taxes.

                  (b) Notwithstanding any other provision of this Agreement, the covenants set forth in this Section 4.2 shall survive until the expiration of the respective statute of limitations applicable to the periods to which the Taxes referred to herein relate.

         4.3 Access to Records and Files.

                  (a) Seller shall have the right for a period of five years following the Closing Date to have reasonable access to such books, records and accounts, correspondence, employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement for any lawful and proper purpose. Buyer shall have the right for a period of five years following the Closing Date to have reasonable access to those books, records and accounts, correspondence, and other records which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relate to the Acquired Assets or to the extent that such access is required for any lawful and proper purpose.

                  (b) Buyer agrees that, in the event Seller receives written notice of a claim relating to the Acquired Assets or any product manufactured or distributed by Seller prior to the Closing Date, which claim is not subject to Section 5.3, Buyer shall cooperate with Seller in all commercially reasonable respects, at Seller's cost, in the investigation, trial, defense and any appeal arising from the matter from which such claim arose, including without limitation providing Seller access to all information necessary for Seller's defense of such claim.

         4.4 Employment.

                  (a) Except with respect to obligations or liabilities arising after the Closing Date in connection with Buyer's hiring or employment of any employees listed on Schedule 4.4 or hired by Buyer after the Closing Date, Buyer shall not assume any liabilities or obligations of Seller to any current or former employee of Seller. Except as set forth in Section 4.4(b), Buyer shall not have any liability or obligation to or in respect of any employee of Seller, including, without limitation, any liability or obligation
(i) to employ or engage any such employee, (ii) arising from such employee's employment with Seller or dismissal by Seller, whether or not in connection with the transactions contemplated hereby, or any notice or payment in lieu of notice required by applicable law in connection with such dismissal, or (iii) in respect of any compensation, tenure, seniority, benefit or welfare plan or arrangement of any kind.

                  (b) Buyer agrees to offer employment or engagement to each of the employees of Seller listed on Schedule 4.4. The salaries, wages or compensation rates, medical insurance and other benefits, and seniority and title of such employees shall be determined in the sole discretion of Buyer. Buyer agrees that any such employees shall become eligible for participation under any group health plan maintained by Buyer in accordance with the provisions of such plan. Buyer agrees to waive any waiting periods imposed by Buyer for such employees relating to eligibility for participation under any group health plan so that such employees may participate in such plan as soon as the terms of such plan allow. At any time after the Closing, Buyer may offer employment or similar engagements to any other former employee of Seller, notwithstanding the fact that they were not offered employment as of the Closing Date.

                  (c) Seller or Parent expressly agrees that it retains liability for all claims arising under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any similar state law ("COBRA") for any employee or former employee of Seller, including any "M&A qualified beneficiary," as defined in Treasury Regulation section 54.4980B-9, Q&A-4(a). Seller and Buyer agree and acknowledge that Buyer is not a "successor employer" of Seller, as defined in Treasury Regulation section 54.4980B-9, Q&A-8(c) or section 54.4980B-2, Q&A-2. In the event Seller or Parent ceases to maintain any group health plan prior to the expiration of the COBRA continuation coverage period, Seller or Parent shall cause the plan to offer an individual conversion policy to each participant or beneficiary covered by such plan. Such individual policy shall be effective as of the date the person ceases to be covered under the group health plan and shall end no earlier than the date the COBRA continuation coverage period would end for such person pursuant to the terms of COBRA.

         4.5 WARN Act. Seller shall have full responsibility for providing any notice to its employees and appropriate government officials which may be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN ACT"), or any similar state law with respect to any employees terminated by Seller; provided however, Buyer shall have full responsibility under the WARN Act for any employees listed on Schedule 4.4(b) who are terminated by Buyer after the Closing. Seller will bear any costs, obligations or liabilities which may accrue to such employees or any unit of local government under such Act or any similar state law as a result of improper or untimely notice or other failure to comply with such laws. Seller specifically agrees that it retains liability for all claims arising under the WARN Act, and further agrees that it shall indemnify and hold harmless Buyer, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them, from and against any and all liabilities or losses that the Buyer may incur under the WARN Act or any other statute, rule, regulations, ordinance, policy, common law or contract, in connection with Sellers' termination of any or all of Seller's employees.

         4.6 Rights in "Health Factors International". Promptly after the Closing Date, Seller will, and Parent will cause Seller to, change its name to Tempe Manufacturing Corp., or such other name not confusingly similar with "Health Factors International Inc." as may be acceptable to Buyer. From and after the Closing Date, neither Parent, Seller nor any of their Affiliates will employ the term "Health Factors" or "Health Factors International" or a confusingly similar term in its business, except in connection with documents referencing the fact that Health Factors International was previously a wholly owned subsidiary of Parent. From and after the Closing Date, Seller shall provide Buyer all documents of assignment reasonably requested by Buyer to transfer to Buyer all of Seller's right, title and interest in and to the mark and name "Health Factors International".

         4.7 Non-Solicitation.

                  (a) Until the third anniversary of the Closing Date, Seller and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, on their behalf or on behalf of others, hire or attempt to hire, or cause any other Person to hire or attempt to hire, any employee of Buyer or its Affiliates (including without limitation persons employed or engaged by Seller before the Closing Date who accept offers of employment with Buyer), or directly or indirectly entice or solicit or seek to induce or influence any of such employees to leave their employment or engagement with Buyer or its Affiliates.

                  (b) Until the third anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, on its behalf or on behalf of others, hire or attempt to hire, or cause any other Person to hire or attempt to hire, any employee of Parent or its Affiliates (excluding Seller), or directly or indirectly entice or solicit or seek to induce or influence any of such employees to leave their employment or engagement with Parent or its Affiliates (excluding Seller).

                  (c) The covenants set forth in subsections (a) and (b) above shall be read and interpreted with every reasonable inference given to their enforceability. However, if any term, provision or condition of such covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of such covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances.

         4.8 Supply Agreement. At the Closing, the parties are entering into a Supply Agreement setting forth the terms by which Buyer shall manufacture certain products for Seller, in the form of Exhibit C (the "SUPPLY AGREEMENT").

         4.9 Additional Covenants.

                  (a) Seller and Parent shall use their respective commercially reasonable efforts to assist Buyer in retaining for Buyer's benefit after the Closing the manufacturing business of customers of Seller (other than the manufacture of Seller's Metabolife products) and Seller's employees to whom Buyer desires to offer employment.

                  (b) On or before the Closing Date, Seller shall remove all of the Excluded Assets from the Facility and the East Fifth Street Property.

                  (c) Within 360 days of the Closing Date, Parent and
Seller shall apply the Purchase Price, the Purchase Price defined in Section 2 of the Real Estate Purchase Agreement and the proceeds from the sale of the inventory and work in process as set forth in Section 4.13(1) of the Indenture.

         4.10 Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Acquired Assets or otherwise to effectuate the purposes of this Agreement.

5.       SURVIVAL; INDEMNIFICATION.

         5.1 Survival. The representations and warranties made in this Agreement or any other Transaction Document shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the first anniversary of the Closing Date, except those representations and warranties contained in (i) Section 2.15 (Brokers), which will survive until the expiration (including extensions) of the applicable statute of limitations; and
(ii) Section 2.3 (Acquired Assets) and Section 2.18 (Determination of Board of Directors), which will survive indefinitely. As to any matter or claim or cause of action which has been finally determined by a court of competent jurisdiction after all appeals have been exhausted to constitute actual fraud, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation contained herein after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this Article 5 with respect to any representation or warranty in reasonable detail prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

         5.2 Indemnification by Seller and Parent. Subject to the limits set forth in this Article 5, Seller, Parent and their successors and assigns shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer and its Affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect (including, without limitation, settlement costs, legal and accounting fees and expenses and any other expenses for investigating or defending any actions or threatened actions) ("LOSSES") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

                  (a) the ownership or operation of the Excluded Assets, at any time, before or after the Closing, including without limitation with respect to any product manufactured or shipped in whole or in part by Parent or Seller;

                  (b) the ownership or operation of the Acquired Assets, the Facility or the East Fifth Street Property before the Closing, including without limitation with respect to any product manufactured or shipped in whole or in part by Parent or Seller;

                  (c) any untruth or inaccuracy of any representation, warranty or certification made by Seller or Parent in this Agreement or any other Transaction Document;

                  (d) any breach of any covenant, agreement or obligation of Seller or Parent contained in this Agreement or any other Transaction Document;

                  (e) any failure to comply with applicable bulk sales laws or fraudulent transfer laws in connection with the transactions contemplated hereby;

                  (g) any liability under the WARN Act or similar state or local law caused by any action of Seller, any liability or obligation to any employee of Seller arising in connection with Seller's employees employment with Seller prior to the Closing, including, but not limited to any liability in connection with the termination of such employment, vacation or sick leave;

                  (h) any violation by Seller of any Environmental Law or any liability in connection with the Acquired Assets, the Facility or the East Fifth Street Property, on or prior to the Closing Date, arising under any Environmental Law as a result of action or omissions on or prior to the Closing Date; and

                  (i) any claims against, or liabilities or obligations of, Seller not specifically assumed by Buyer pursuant to this Agreement.

         5.3 Indemnification by Buyer. Subject to the limits set forth in this
Article 5, Buyer and its successors and assigns, shall indemnify, defend, reimburse and hold harmless Seller, Parent and their successors and assigns and their officers, directors, employees and agents from and against any and all Losses reasonably incurred by any such indemnitee arising out of or in connection with any of the following:

                  (a) the ownership and operation of the Acquired Assets, the Facility or the East Fifth Street Property after the Closing, including without limitation with respect to any product manufactured or shipped in whole or in part by Buyer;

                  (b) any untruth or inaccuracy of any representation, warranty or certification made by Buyer in this Agreement or any other Transaction Document;

                  (c) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other Transaction Document; and

                  (d) any claims made by employees of Seller hired by Buyer and listed on Schedule 4.4 or hired by Buyer after the Closing Date, with respect to employment subsequent to the Closing.

                  (e) any liability under the WARN Act or similar state or local law caused by any action of Buyer after the Closing Date, and any liability or obligation to any employee of Buyer, incurred after the Closing Date, arising in connection with Buyer's employment or the termination of such employment;

                  (f) any violation by Buyer of any Environmental Law or any liability in connection with the Acquired Assets, the Facility or the East Fifth Street Property, on or after the Closing Date, arising under any Environmental Law as a result of action or omissions on or after the Closing Date by Buyer; and

                  (g) any liabilities of Buyer arising after the Closing Date under the Assigned Contracts.

         5.4 Indemnification Procedure.

                  (a) Notice. Whenever any claim shall arise for indemnification hereunder (a "CLAIM"), the party entitled to indemnification (the "INDEMNITEE") shall promptly give written notice to the party obligated to provide indemnity (the "INDEMNITOR") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

                  (b) Third-Party Claims.

                           (i) Upon receipt of written notice from the
                  Indemnitee of a Claim, the Indemnitor may provide counsel (such counsel subject to the consent of the Indemnitee, which consent shall not be unreasonably withheld) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. If the Indemnitor assumes such defense, the Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim at the sole cost of the Indemnitee. After notice from the Indemnitor to the Indemnitee of the Indemnitor's election to assume the defense, compromise or settlement of such Claim, the Indemnitor shall not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Claim, in each case subsequently incurred by the Indemnitee in connection with the defense, compromise, or settlement of the Claim. The Indemnitor shall have the right to elect to settle any Claim for monetary damages only without the Indemnitee's consent, if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

                           (ii) If the Indemnitor fails to promptly assume the
                  defense of the subject of any Claim in accordance with the terms of Section 5.4(b)(i), if the Indemnitor fails diligently to prosecute such defense, or if the Indemnitor has, in the Indemnitee's good faith judgment, a conflict of interest, the Indemnitee may defend against the subject of the Claim, and the Indemnitor shall be responsible for the reasonable expenses incurred by the Indemnitee in connection with such defense, including employment of one law firm reasonably satisfactory to the Indemnitee. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

                  (c) Other Claims. A Claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought and shall be paid promptly after receipt of such notice.

                  (d) Remedies Related to Fraud. Nothing contained in this Agreement shall limit, in any manner, any remedy at law or in equity to which Buyer shall be entitled against Seller, Parent or any of their affiliates or representatives as a result of actual fraud by Seller, Parent or any of their affiliates or representatives.

         5.5 Payment. All payments owing under this Article 5 will be made promptly as indemnifiable Losses are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.4(b)(ii), the reasonable expenses (including attorneys' fees) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee.

         5.6 Limitations. Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any Person entitled to indemnity under Section 5.2(c) or 5.3(b) unless the Persons so entitled to indemnity thereunder have suffered Losses in an aggregate amount attributable to all Claims and obligors in excess of $50,000 (the "THRESHOLD"), except claims arising from any breach of the representations and warranties contained in Sections 2.3 (Acquired Assets), 2.15 (Brokers), 2.18 (Determination of Board of Directors) and 3.5 (Brokers) or the covenant contained in Section 4.9(c) shall not be subject to the Threshold. Once the aggregate amount of Losses exceeds the Threshold, Persons entitled to recovery shall be entitled to recover the full amount of all Losses in excess of the Threshold.

6.       DOCUMENTS TO BE DELIVERED AT CLOSING.

         6.1 Closing Documents of Seller and Parent. Buyer will have received, or will receive at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date, in form and substance satisfactory to Buyer:

                  (a) copies, certified by the Secretary or an Assistant Secretary of Seller or Parent, as applicable, of resolutions of its Board of Directors and Seller's stockholder authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller or Parent is a party and the consummation of the transactions contemplated hereby and thereby;

                  (b) the Bill of Sale described in Section 1.1;

                  (c) the bill of sale for Seller's inventory and work in process, in the form attached hereto as Exhibit D.

                  (d) the Supply Agreement between Buyer and Seller;

                  (e) the Real Estate Purchase Agreement between Lebruns, LLC and Seller;

                  (f) the prior written consent of the landlord to the assignment and an assignment from Seller to Buyer of the lease dated March 13, 2000, by and between M&N Investments LLC and Seller, for the East Fifth Street Property;

                  (g) the prior written consent of the lessor to the assignment and an assignment from Seller to Buyer of the lease of those certain capsule fillers and exchange parts thereto by and between Seller and Resource Capital Corporation (assigned to Colonial Pacific Leasing) (Leases CPL#463893 and CPL#464026);

                  (h) consent of CIT Group/Business Credit, Inc. to the release of all liens, claims and encumbrances with respect to the Acquired Assets, the Facility, inventory and work in process with such consent providing for the right of Buyer to file a UCC financing statement amendment with respect to the release of any and all such interests held by CIT Group/Business Credit, Inc.;

                  (i) a certificate from CIT Group/Business Credit, Inc. stating that all of the conditions to its consent described in Section 6.1(h) have been satisfied;

                  (j) consent of Brian Blechman and certain other members of the Blechman family to the release of all liens, claims and encumbrances with respect to the Acquired Assets, the Facility, inventory and work in process with such consent providing for the right of Buyer to file a UCC financing statement amendment with respect to the release of any and all such interests held by Brian Blechman and other members of the Blechman family;

                  (k) Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets, or any part thereof, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquired Assets to be transferred pursuant to this Agreement; and

                  (l) Such other documents as Buyer may reasonably request.

         6.2 Closing Documents of Buyer. Seller and Parent shall have received or will receive at the Closing, all of the following, each duly executed by the parties thereto (other than Seller and Parent) and dated the Closing Date, in form and substance satisfactory to Seller and Parent:

                  (a) Copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

                  (b) The Supply Agreement between Buyer and Seller;

                  (c) The Real Estate Purchase Agreement between Lebruns, LLC and Seller; and

                  (d) Such other closing documents as Seller or Parent may reasonably request.

7.       MISCELLANEOUS.

         7.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery, (ii) three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile and followed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.1:

         If to Buyer:                Steven R. Brown
                                     President
                                     Anabolic Laboratories, Inc.
                                     17802 Gillette Avenue
                                     Irvine, CA 92614
                                     Telephone:  (949) 863-0340
                                     Fax:  (949) 261-2928

         With a copy to:             Timothy J. Kay
                                     Gibson, Dunn & Crutcher LLP
                                     4 Park Plaza, Suite 1700
                                     Irvine, CA  92614
                                     Telephone:  (949) 451-3800
                                     Fax:  (949) 451-4220

         If to Seller or Parent:     Ross Blechman
                                     Chief Executive Officer and President
                                     Twin Laboratories Inc.
                                     150 Motor Parkway
                                     Hauppauge, NY 11788
                                     Telephone:  (631) 467-3140
                                     Fax:  (631) 630-3484

         With a copy to:             Howard A. Sobel
                                     Latham & Watkins
                                     885 Third Avenue
                                     New York, NY  10022
                                     Telephone:  (212) 906-1322
                                     Fax:  (212) 751-4864

         7.2 Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the written consent of the other party, such consent not to be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon Buyer, Seller and Parent and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any Person not a party to this Agreement, or the legal representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         7.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles or rules which would require the application of the law of any other jurisdiction.

         7.4 Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York in New York County or the United States District Court, Southern District of New York. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

         7.5 Counterparts. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

         7.6 Public Announcements. Prior to the Closing Date, no party may, or may permit its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall consult in good faith with the other party as far in advance as practicable to the issuance of any such press release or announcement. Seller and Buyer shall consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated hereby.

         7.7 Complete Agreement. This Agreement, the exhibits and schedules hereto (which are incorporated herein by this reference) and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

         7.8 Modifications, Amendments and Waivers.

                  (a) At any time prior to the Closing Date or termination of this Agreement, Seller and Parent, on the one hand, and Buyer on the other may, (i) waive any inaccuracies in the representations and warranties of Seller and Parent, on the one hand, and Buyer on the other contained in this Agreement or in any other Transaction Document; and (ii) waive compliance by Seller and Parent, on the one hand, and Buyer on the other with any of the covenants or agreements contained in this Agreement.

                  (b) No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party's remedies with respect to any other or continuing or subsequent breach.

         7.9 Headings; References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

         7.10 Rules of Construction.

                  (a) Unless the context otherwise requires: (a) "or" is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) "herein", "hereof", "hereto" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (d) any gender used in this Agreement shall be deemed to include the neuter, masculine and feminine genders'.

                  (b) The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter would reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

                  (c) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

         7.11 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction, such provision shall be deemed amended to the extent required to make it valid, legal and enforceable, and to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, such amended provision and the remaining provisions of this Agreement will remain in full force and effect in such jurisdiction and shall not render that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

         7.12 Expenses of Transactions. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs, and expenses incurred by Seller or Parent in connection with the transactions contemplated by this Agreement shall be borne by Seller and Parent jointly and severally.

         7.13 Attorneys' Fees.

                  (a) If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Seller, Parent or any of their Affiliates, successors or assigns, or if Seller, Parent or any of their Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "ACTION"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid promptly after delivery of a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

                  (b) For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and
(5) bankruptcy litigation.

         7.14 Enforcement of the Agreement. Seller, Parent and Buyer acknowledge that irreparable damage would occur to Buyer if, after the Closing, the obligations of Seller and Parent under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller or Parent and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Buyer is entitled at law or in equity. Buyer acknowledges that irreparable damage would occur to Seller or Parent if, after the Closing, the obligations of Buyer under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Seller or Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Seller or Parent is entitled at law or in equity.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.


                                      ANABOLIC LABORATORIES, INC.

                                      "BUYER"

                                      By:
                                         --------------------------------------

                                      Name:
                                           ------------------------------------

                                      Title:
                                            -----------------------------------



                                      HEALTH FACTORS INTERNATIONAL INC.

                                      "SELLER"

                                      By:
                                         --------------------------------------

                                      Name:
                                           ------------------------------------

                                      Title:
                                            -----------------------------------



                                      TWIN LABORATORIES INC.

                                      "PARENT"

                                      By:
                                         --------------------------------------

                                      Name:
                                           ------------------------------------

                                      Title:
                                            -----------------------------------

                                    EXHIBIT A

                 FORM OF REAL ESTATE PURCHASE AND SALE AGREEMENT

                                    EXHIBIT B

                              FORM OF BILL OF SALE

                                    EXHIBIT C

                            FORM OF SUPPLY AGREEMENT

                                    EXHIBIT D

             FORM OF BILL OF SALE FOR INVENTORY AND WORK IN PROCESS


                                       28